As filed with the Securities and Exchange Commission on December 8, 2009 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
AVISTAR COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware			88-0463156
(State or other jurisdiction of incorporation or organization)			(I.R.S. Employer Identification Number)
1875 S. Grant Street, 10th Floor, San Mateo, California 94402 (650) 525-3300
(Address, including zip code and telephone number, of principal executive offices)
AVISTAR COMMUNICATIONS CORPORATION 2009 EQUITY INCENTIVE PLAN
(Full title of the plan)
Robert F. Kirk Chief Executive Officer Avistar Communications Corporation 1875 S. Grant Street, 10th Floor, San Mateo, CA 94402
(Name and address of agent for service)
(650) 525-3300
(Telephone number, including area code, of agent for service)
Copy to:
Robert P. Latta, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐(do not check if a smaller reporting company)		Accelerated filer ☐ Smaller reporting Company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($0.001 par value) to be issued under the 2009 Equity Incentive Plan	12,543,791	$0.28	$3,512,261.48	$195.98

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the 2009 Equity Incentive Plan (the "2009 Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of common stock.
(2)The exercise price of $0.28 per share is estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the amount of the registration fee and is equal to the average of the high and low sales price of a share of the Registrant's common stock as reported by the OTCBB and Pink Sheets on December 7, 2009, which is within five (5) business days prior to the date of this Registration Statement.

EXPLANATORY NOTE

On November 16, 2009 the stockholders of Avistar Communications Corporation (the "Company" or "Registrant") approved the 2009 Equity Incentive Plan (the "2009 Plan"), which replaced the Company's 2000 Stock Option Plan (the "2000 Plan"), and on December 8, 2009, twenty calendar days after the mailing of an Information Statement related to the 2009 Plan to the Registrant’s stockholders, the 2009 Plan became effective.  The total number of shares reserved for issuance under the 2009 Plan is 12,543,791 shares of the Company's common stock.

This Registration Statement on Form S-8 relates to the registration of 12,543,791 shares of the Registrant's common stock.  The 12,543,791 shares of the Registrant's common stock being registered under this Registration Statement include (i) 2,508,325 shares of the Company's common stock previously reserved for issuance under the 2000 Plan but not subject to outstanding options under such plan, which have been moved to the 2009 Plan, and (ii) up to 10,035,466 shares of the Registrant's common stock that may be added to the 2009 Plan in the future (A) as shares reserved for issuance under the 2000 Plan and subject to options or similar awards issued under such plan expire or otherwise terminate without being exercised in full or are forfeited to or repurchased by the Registrant, or (B) pursuant to the automatic annual increase provisions under the 2009 Plan.

AVISTAR COMMUNICATIONS CORPORATION

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").  In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission are incorporated by reference in this Registration Statement:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) Proxy Statement filed with the Commission on April 30, 2009.

(c) Information Statement filed with the Commission on November 18, 2009.

(d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the Commission on November 3, 2009 pursuant to Section 13(a) of the Exchange Act.

(e) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission on August 5, 2009 pursuant to Section 13(a) of the Exchange Act.

(f) Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 8, 2009 pursuant to Section 13(a) of the Exchange Act.

(g) The Company's Current Report on Form 8-K filed with the SEC on October 27, 2009 pursuant to Section 13 of the Exchange Act.

(h) The Company's Current Report on Form 8-K filed with the SEC on September 2, 2009 pursuant to Section 13 of the Exchange Act.

(i) The Company's Current Report on Form 8-K filed with the SEC on July 23, 2009 pursuant to Section 13 of the Exchange Act.

(j) The Company's Current Report on Form 8-K filed with the SEC on July 17, 2009 pursuant to Section 13 of the Exchange Act.

(k) The Company's Current Report on Form 8-K filed with the SEC on July 14, 2009 pursuant to Section 13 of the Exchange Act.

(l) The Company's Current Report on Form 8-K filed with the SEC on June 18, 2009 pursuant to Section 13 of the Exchange Act.

(m) The Company's Current Report on Form 8-K filed with the SEC on May 22, 2009 pursuant to Section 13 of the Exchange Act.

(n) The Company's Current Report on Form 8-K filed with the SEC on April 16, 2009 pursuant to Section 13 of the Exchange Act.

(o) The Company's Current Report on Form 8-K filed with the SEC on April 8, 2009 pursuant to Section 13 of the Exchange Act.

(p) The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A, as filed with the Commission on July 24, 2000 and amended on August 11, 2000, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant has adopted an amended and restated certificate of incorporation that contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant's directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director's duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

The Registrant's amended and restated certificate of incorporation and its amended and restated bylaws provide that the Registrant is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to the Registrant's amended and restated certificate of incorporation or amended and restated bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. The Registrant has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Registrant also maintains directors' and officers' liability insurance.

The limitation of liability and indemnification provisions that are contained in the Registrant's amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against the Registrant's directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Registrant's directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
4.1	2009 Equity Incentive Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page)

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 8th day of December, 2009.

AVISTAR COMMUNICATIONS CORPORATION

By:	/s/ Elias A. MurrayMetzger
Elias A. MurrayMetzger
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Kirk and Elias Murray Metzger and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert F. Kirk	Chief Executive Officer (Principal Executive Officer) and Director	December 8, 2009
Robert F. Kirk

/s/ Elias A. MurrayMetzger	Chief Financial Officer (Principal Financial and Accounting Officer)	December 8, 2009
Elias A. MurrayMetzger

/s/ Gerald J. Burnett	Chairman of the Board and Director	December 8, 2009
Gerald J. Burnett

/s/ William L. Campbell	Director	December 8, 2009
William L. Campbell

/s/ Craig F. Heimark	Director	December 8, 2009
Craig F. Heimark

/s/ R. Stephen Heinrichs	Director	December 8, 2009
R. Stephen Heinrichs

/s/ Robert M. Metcalfe	Director	December 8, 2009
Robert M. Metcalfe

/s/ James W. Zeigon	Director	December 8, 2009
James W. Zeigon

II-1

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	2009 Equity Incentive Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page)